Exhibit 99.1

PAR PETROLEUM ANNOUNCES REVERSE STOCK SPLIT

Houston, Texas (January 23, 2014) – Par Petroleum Corporation (OTCQB Marketplace: PARR), a diversified energy company, announced today the effectiveness of its one for ten reverse stock split. Par’s common stock will continue to trade on the OTQB Marketplace under the symbol “PARR.”

As previously disclosed, upon effectiveness of the reverse stock split, every ten shares of issued Par common stock were automatically exchanged for one share of common stock.

No fractional shares were issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share of Par common stock are entitled to receive a cash payment in lieu of the fractional share.

Corporate Stock Transfer is acting as the Company’s Exchange Agent in connection with the reverse stock split. Stockholders holding physical stock certificates will receive the notices, forms and instructions regarding the exchange of their certificates reflecting pre-split shares for certificates reflecting post-split shares from the Exchange Agent.

Holders of shares of common stock held in book-entry form do not need to take any action in connection with the reverse stock split, and will see the impact of the reverse stock split automatically reflected in their accounts.

Banks, brokers and other holders of record will be instructed to effect the reverse stock split for their customers holding common stock in street name. However, these banks, brokers and other holders of record may have different procedures for processing a reverse stock split. Stockholders who hold shares of common stock in street name are encouraged to contact their bank, broker, or other holders of record.

Par Petroleum Corporation

Par Petroleum Corporation is a growing Houston-based company that manages and maintains interests in a variety of energy-related assets. The enterprise’s operating activities are concentrated in its wholly-owned subsidiaries, Texadian Energy and Hawaii Independent Energy. Texadian Energy sources, markets, transports and distributes crude petroleum-based energy products. Hawaii Independent Energy includes a refinery in Hawaii as well as a 27-mile pipeline system, other logistical assets and retail stations. Par also has a substantial investment in Piceance Energy, LLC, which owns and operates natural gas reserves located in Colorado.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the successful implementation of the reverse stock split and the trading of post-split shares. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Other important risk factors that may affect the Company’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings.

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Contacts:

Investor Relations:

Stonegate Securities, Inc.

Preston Graham, 214-987-4121

preston@stonegateinc.com

National Media:

Global Communication Works

Brad Ginsburg, 713-721-4774

bradg@gcomworks.com